Exhibit 5.1

LEGAL OPINION OF FRANK A. ZOMERFELD, ESQ.

[Letterhead of The Hackett Group, Inc.]

September 6, 2018

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Re:	The Hackett Group, Inc. 1998 Stock Option and Incentive Plan and Employee Stock Purchase Plan

Registration Statement on Form S-8

Gentlemen and Ladies:

I am General Counsel to The Hackett Group, Inc., a Florida corporation (the “Company”). This opinion letter has been prepared in connection with the Company’s registration, pursuant to a registration statement on Form S-8 filed with the Securities and Exchange Commission on or about the date hereof (the “Registration Statement”), of 2,650,000 shares (the “Shares”) of common stock, $.001 par value per share, of the Company (the “Common Stock”) which may be purchased pursuant to the Company’s amended and restated 1998 Stock Option and Incentive Plan, as amended (the “Plan”), and Employee Stock Purchase Plan, as amended (the “Purchase Plan”). This letter is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. (S) 229.601(b)(5), in connection with such registration.

I am familiar with the Company’s corporate affairs and particularly with the Plan and Purchase Plan. Based upon the above, I am of the opinion that the Shares, when issued and delivered in the manner and on the terms contemplated in the Registration Statement and the Plan and Purchase Plan (with the Company having received the consideration therefor, the form of which is in accordance with applicable law), will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. Nothing herein shall be construed to cause me to be considered an “expert” within the meaning of Section 11 of the Securities Act of 1933, as amended, or the rules thereunder.

Very truly yours,

/s/ FRANK A. ZOMERFELD
Frank A. Zomerfeld, Esq.
General Counsel and Secretary